Exhibit 5.1

March 1, 2023

SJW Group

110 West Taylor Street

San Jose, California 95110

RE: SJW Group Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to SJW Group, a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2021 and the prospectus supplement of the Company, dated March 1, 2023, filed with the SEC on March 1, 2023, to the prospectus, dated November 17, 2021, pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus”) relating to “at-the-market” offerings of up to an aggregate of $240,000,000 of shares of the Company’s common stock, $0.001 par value per share (the “Shares”) pursuant to an Amendment No. 1 (“Amendment No. 1”) to the equity distribution agreement, dated as of November 17, 2021, between the Company and certain sales agents named therein (the “Equity Distribution Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, Prospectus, Amendment No. 1, the Equity Distribution Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended from time to time, the Amended and Restated Bylaws of the Company, as amended from time to time, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that the Shares to be issued pursuant to Amendment No. 1 and the Equity Distribution Agreement have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by Amendment No. 1 and the Equity Distribution Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Morgan, Lewis & Bockius

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